EXHIBIT 99.2

Carbonite Tweets (@Carbonite), November 11, 2019

NEWS: Carbonite to Be Acquired by OpenText for $23.00 Per Share. https://investor.carbonite.com/news-releases/news-release-details/carbonite-be-acquired-opentext-2300-share